Exhibit 99.1
1049 Camino Dos Rios
Thousand Oaks, CA 91360-2362
NewsRelease
TELEDYNE TECHNOLOGIES REPORTS
FOURTH QUARTER RESULTS
THOUSAND OAKS, Calif. – January 22, 2009 – Teledyne Technologies Incorporated (NYSE:TDY)
•	Revenue increased 9.3% to $467.1 million compared with last year

•	Earnings per diluted share increased 15.1% to $0.84 compared with last year

•	Full year revenues increased 16.8% to $1.895 billion

•	Full year earnings per diluted share increased 23.2% to $3.35

•	Acquired Cormon Limited, Odom Hydrographic Systems, Inc. and assets of Demo Systems LLC
Teledyne Technologies today reported fourth quarter 2008 sales of $467.1 million, compared with sales of $427.5 million for the same period of 2007. Net income for the fourth quarter of 2008 was $30.8 million ($0.84 per diluted share), compared with net income of $26.6 million ($0.73 per diluted share) in the fourth quarter of 2007.
“We were pleased to end 2008 with another strong quarter. During the fourth quarter, sales increased 9.3% and earnings per share increased 15.1%. In addition, we reported record operating margin in our Electronics and Communications Segment and for the total company,” said Robert Mehrabian, chairman, president and chief executive officer. “Our positive results for the quarter were achieved despite significant weakness in some of our commercial businesses for which orders slowed dramatically during the quarter. We expect 2009 to be a challenging year given the continuing global economic downturn, increased pension expense and volatile commodity prices. Nonetheless, we believe we can successfully navigate the current environment given our balanced mix of businesses in defensible markets, sufficient liquidity, and continued commitment to operational excellence.”
Full Year 2008
Sales for 2008 were $1,895.3 million, compared with $1,622.3 million for 2007. Net income for 2008 was $122.2 million ($3.35 per diluted share), compared with $98.5 million ($2.72 per diluted share) for 2007. Net income for 2008 included pension expense of $9.6 million ($0.2 million in net pension income after recovery from certain government contracts), compared with pension expense of $11.9 million ($1.7 million in net pension expense after recovery from certain government contracts) in 2007. Net income for 2008 also included $15.7 million in intangible asset amortization, compared with $6.4 million in 2007.

Review of Operations (comparisons are with the fourth quarter of 2007, unless noted otherwise)
Electronics and Communications
The Electronics and Communications segment’s fourth quarter 2008 sales were $328.7 million, compared with $283.5 million, an increase of 15.9%. Fourth quarter 2008 operating profit was $49.7 million, compared with operating profit of $38.7 million, an increase of 28.4%.
The fourth quarter 2008 sales improvement resulted from revenue growth in electronic instruments and defense electronics, partially offset by lower sales of other commercial electronics. The revenue growth in electronic instruments was driven by the acquisition of assets of Impulse Enterprise (“Impulse”) on December 31, 2007, the acquisition of Storm Products Co. (“Storm”) on December 31, 2007, the acquisition of S G Brown Limited and its wholly-owned subsidiary TSS (International) Limited (together “TSS International”) on January 31, 2008, the acquisition of assets of Webb Research Corp. (“Webb”) on July 7, 2008 and the acquisition of Cormon Limited and Cormon Technology Limited (together “Cormon”) on October 16, 2008 and organic sales growth. Organic sales growth in electronic instruments primarily reflected increased sales of marine instruments, partially offset by lower sales of environmental and industrial instruments. The revenue growth in defense electronics was driven by the acquisition of Storm on December 31, 2007, the acquisition of assets of Judson Technologies, LLC (“Judson”) on February 1, 2008, the acquisition of the Defense Electronics business of Filtronic PLC on August 15, 2008, and organic sales growth. Lower sales of other commercial electronics primarily reflected lower sales of medical electronic manufacturing services. The increase in segment revenue in the fourth quarter of 2008 from acquisitions made since the end of the third quarter of 2007 was $40.2 million. Operating profit was favorably impacted by revenue from acquisitions, organic sales growth and sales mix, partially offset by higher environmental reserves. Operating profit also reflected lower LIFO expense of $0.6 million.
Engineered Systems
The Engineered Systems segment’s fourth quarter 2008 sales were $85.6 million, compared with $78.3 million, an increase of 9.3%. Fourth quarter 2008 operating profit was $7.6 million, compared with operating profit of $7.1 million, an increase of 7.0%.
The fourth quarter 2008 sales improvement primarily reflected revenue growth in certain manufacturing programs including gas centrifuge service modules for nuclear power applications, as well as defense and environmental programs. Operating profit in the fourth quarter of 2008 reflected the impact of higher revenue. Operating profit included pension expense of $1.2 million in the fourth quarter of 2008, compared with $1.6 million. Pension expense allocated to contracts pursuant to U.S. Government Cost Accounting Standards (“CAS”) was $2.0 million in the fourth quarter of 2008, compared with $2.1 million.
Aerospace Engines and Components
The Aerospace Engines and Components segment’s fourth quarter 2008 sales were $31.1 million, compared with $42.1 million, a decrease of 26.1%. The fourth quarter 2008 operating loss was $2.8 million, compared with operating profit of $3.0 million.
The lower sales reflect reduced OEM piston engine and spare parts sales. The operating loss for the fourth quarter of 2008 primarily reflected the impact of reduced sales. The operating loss also reflected higher LIFO expense of $0.3 million.

Energy and Power Systems
The Energy and Power Systems segment’s fourth quarter 2008 sales were $21.7 million, compared with $23.6 million, a decrease of 8.1%. Operating profit was $3.0 million, in both the fourth quarter of 2008 and 2007.
Fourth quarter 2008 sales primarily reflected lower commercial hydrogen generators sales, partially offset by higher turbine engine sales. Operating profit reflected higher margins in the turbine engine business, offset by lower margins in the hydrogen generator business and the impact of lower sales.
Additional Financial Information (comparisons are with the fourth quarter of 2007, unless noted otherwise)
Cash Flow
Cash provided by operating activities was $7.5 million for the fourth quarter of 2008, compared with $43.3 million. The lower cash provided by operating activities in 2008 was primarily due to a voluntary pension contribution of $30.0 million, higher aircraft product defense and settlement payments of $18.2 million and increased working capital requirements, partially offset by higher net income, the contribution from recent acquisitions and lower income tax payments of $12.4 million. Free cash flow (cash from operating activities less capital expenditures) was negative $6.0 million for the fourth quarter of 2008, compared with positive free cash flow of $33.7 million. At December 28, 2008, total debt was $333.2 million, which includes $326.0 million drawn on available credit lines (primarily to fund acquisitions), as well as other debt and capital lease obligations. Cash and cash equivalents were $20.4 million at December 28, 2008. The company also received $0.9 million from the exercise of employee stock options in the fourth quarter of 2008, compared with $1.5 million. Capital expenditures for the fourth quarter of 2008 were $13.5 million, compared with $9.6 million. Depreciation and amortization expense for the fourth quarter of 2008 was $10.9 million, compared with $9.1 million. Depreciation and amortization expense was $47.3 million for full year 2008 and $34.7 million for full year 2007. On October 16, 2008, Teledyne Limited acquired Cormon. On December 19, 2008, Teledyne Technologies acquired Odom Hydrographic Systems, Inc. On December 24, 2008, Teledyne Technologies acquired the assets of Demo Systems LLC. The company paid an aggregate of $33.3 million in cash for these acquisitions.
Free Cash Flow(a)

	Fourth	Fourth	Total	Total
	Quarter	Quarter	Year	Year
(in millions, brackets indicate use of funds	2008	2007	2008	2007
Cash provided by operating activities	$7.5	$43.3	$120.4	$166.7
Capital expenditures for property, plant and equipment	(13.5)	(9.6)	(41.9)	(40.3)

Free cash flow	$(6.0)	$33.7	$78.5	$126.4

(a)	The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Pension
Pension expense was $2.4 million for the fourth quarter of 2008 compared with $3.0 million. Pension expense allocated to contracts pursuant to CAS was $2.7 million for the fourth quarter of 2008 compared with $2.6 million. Pension expense determined allowable under CAS can generally be recovered through the pricing of products and services sold to the U.S. Government. In accordance with the requirements of SFAS No. 158, in the fourth quarter of 2008 the company reduced stockholders’ equity by $122.1 million to record the non-cash adjustment to the minimum pension liability component of stockholders’ equity and also recorded a $202.6 million increase to the long-term pension liability. The adjustment to equity did not affect net income and was recorded net of deferred taxes. The adjustment was required primarily due to the significant decline in pension assets during the year due to negative market returns.
Income Taxes
The effective tax rate for the fourth quarter of 2008 was 36.2% compared with 33.6%. The effective tax rate for the fourth quarter of 2008 reflects the impact of expected research and development income tax refunds of $1.2 million for 2008. Excluding this item, the company’s effective tax rate for the fourth quarter of 2008 would have been 38.8%. The effective tax rate for the fourth quarter of 2007 reflects the impact of expected research and development income tax refunds of $0.4 million and also reflects the reversal of $0.1 million in income tax contingency reserves which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations. Excluding these items, the company’s effective tax rate for the fourth quarter of 2007 would have been 34.7%. The total year 2008 effective tax rate was 37.1% compared with an effective rate of 34.1% for 2007. The effective tax rate for total year 2008 reflects the impact of expected research and development income tax refunds of $2.5 million and also reflects the reversal of $0.8 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations. Excluding these items the company’s effective tax rate for total year 2008 would have been 38.8%. The effective tax rate for total year 2007 reflects the impact of expected research and development income tax refunds of $4.4 million and also reflects the reversal of $1.1 million in income tax contingency reserves which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations. Excluding these items the company’s effective tax rate for total year 2007 would have been 37.7%.
Stock Option Compensation Expense
For the fourth quarter of 2008, the company recorded a total of $1.9 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.3 million was recorded in the operating segment results. For the fourth quarter of 2007, the company recorded a total of $1.7 million in stock option expense, of which $0.6 million was recorded as corporate expense and $1.1 million was recorded in the operating segment results.
Other
Interest expense, net of interest income, was $2.9 million for the fourth quarter of 2008, compared with $2.4 million, and primarily reflected the impact of higher outstanding debt levels, partially offset by lower average interest rates. Other income and expense included higher deferred compensation expenses. Other income in the fourth quarter of 2007 included $0.8 million received for the early return of leased property. Corporate expense was $6.0 million for the fourth quarter of 2008, compared with $10.0 million and reflected lower compensation expense, lower professional fees expenses and lower relocation expenses. Minority interest reflects the minority ownership interests in Ocean Design, Inc. and Teledyne Energy Systems, Inc.

Outlook
Based on its current outlook, the company’s management believes that first quarter 2009 earnings per diluted share will be in the range of approximately $0.50 to $0.55 The full year 2009 earnings per diluted share outlook is expected to be in the range of approximately $2.70 to $2.80 The 2009 earnings outlook includes higher pension expense of $0.31 per diluted share, after recovery of allowable pension costs from our CAS covered government contracts, and lower income tax credits of $0.03 per diluted share compared with 2008. The outlook for the first quarter and full year 2009 reflects a reduction in sales for the company’s Aerospace Engines and Components segment. In addition, the full year outlook reflects a contraction in sales of marine instruments, which serve the offshore exploration market, especially in the second half of 2009. The company’s estimated effective tax rate for 2009 is expected to be 38.3%, excluding anticipated tax credits totaling $2.5 million during 2009.
The full year 2009 earnings outlook includes approximately $30.7 million in pension expense, or $18.3 million in net pension expense after recovery of allowable pension costs from our CAS covered government contracts. Full year 2008 earnings included $9.6 million in pension expense, or $0.2 million in net pension income after recovery of allowable pension costs from our CAS covered government contracts. The increase in full year 2009 pension expense reflects the reduction in pension assets due to negative market returns and the reduction in the expected rate of return on pension assets from 8.5% to 8.25%, partially offset by the impact of the higher pension contributions made in 2008 and a change in the discount rate on pension liabilities from 6.0% to 6.25%.
The company’s 2009 earnings outlook also reflects $6.5 million in stock option compensation expense. The company’s 2008 earnings included $7.5 million in stock option compensation expense.
Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, product sales, pension matters, stock option compensation expense, tax credits and strategic plans. All statements made in this press release that are not historical in nature should be considered forward-looking. Actual results could differ materially from these forward-looking statements. Many factors, including continuing disruptions in the global economy and insurance and credit markets, changes in demand for products sold to the defense electronics, instrumentation and energy exploration and production, commercial aviation, semiconductor and communications markets, funding, continuation and award of government programs, continued liquidity of our customers (including commercial and military aviation customers) and availability of credit to our customers, could change the anticipated results. Increasing fuel costs could negatively affect the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets.
Global responses to terrorism and other perceived threats increase uncertainties associated with forward-looking statements about our businesses. Various responses to terrorism and perceived threats could realign government programs and affect the composition, funding or timing of our programs. Flight restrictions would negatively impact the market for general aviation aircraft piston engines and components. The new leadership of the U.S. Government could result, over time, in reductions in defense spending and further changes in programs in which the company participates.

The company continues to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While the company believes its control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and not be detected.
Teledyne Technologies’ growth strategy includes possible acquisitions. The company cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses and retain customers and to achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses outside of the United States, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Additional information concerning factors that could cause actual results to differ materially from those projected in the forward-looking statements is contained in Teledyne Technologies’ periodic filings with the Securities and Exchange Commission, including its 2007 Annual Report on Form 10-K and its first quarter, second quarter and third quarter 2008 Forms 10-Q. The company assumes no duty to update forward-looking statements.
A live webcast of Teledyne Technologies’ fourth quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Thursday, January 22, 2009. To access the call, go to www.companyboardroom.com or www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month at these same sites starting at 12:00 p.m. (Eastern) on Thursday, January 22, 2009.

Investor Contact:	Jason VanWees
(805) 373-4542

Media Contact:	Robyn McGowan
(805) 373-4540
###

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED STATEMENTS OF INCOME
FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED
DECEMBER 28, 2008 AND DECEMBER 30, 2007
(Unaudited — In millions, except per share amounts)

	Fourth	Fourth	Total	Total
	Quarter	Quarter	Year	Year
	2008	2007	2008	2007
Net sales	$467.1	$427.5	$1,895.3	$1,622.3
Costs and expenses
Cost of sales	329.1	304.6	1,323.8	1,136.4
Selling, general and administrative expenses	86.5	81.1	364.6	323.6

Total costs and expenses	415.6	385.7	1,688.4	1,460.0

Income before other income and (expense) and taxes	51.5	41.8	206.9	162.3
Other income	0.2	1.5	0.6	2.9
Minority interest	(0.4)	(0.9)	(2.3)	(3.4)
Interest expense, net	(2.9)	(2.4)	(10.9)	(12.5)

Income before income taxes	48.4	40.0	194.3	149.3
Provision for income taxes (a)	17.6	13.4	72.1	50.8

Net income	$30.8	$26.6	$122.2	$98.5

Diluted earnings per common share	$0.84	$0.73	$3.35	$2.72

Weighted average diluted common shares outstanding	36.6	36.4	36.5	36.2

(a)	Fiscal year 2008 includes income tax credits of $2.5 million of which $1.2 million was recorded in the fourth quarter of 2008. Fiscal year 2008 also reflects the reversal of $0.8 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations. Fiscal year 2007 includes income tax credits of $4.4 million of which $0.4 million was recorded in the fourth quarter of 2007. Fiscal year 2007 also reflects the reversal of $1.1 million in income tax contingency reserves which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations, of which $0.1 million was recorded in the fourth quarter of 2007.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING PROFIT
FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED
DECEMBER 28, 2008 AND DECEMBER 30, 2007
(Unaudited — In millions)

	Fourth	Fourth			Total
	Quarter	Quarter		Total	Year
	2008	2007	% Change	Year 2008	2007	% Change
Net sales:
Electronics and Communications	$328.7	$283.5	15.9%	$1,276.6	$1,071.6	19.1%
Engineered Systems	85.6	78.3	9.3%	362.7	301.7	20.2%
Aerospace Engines and Components	31.1	42.1	(26.1)%	171.8	180.7	(4.9)%
Energy and Power Systems	21.7	23.6	(8.1)%	84.2	68.3	23.3%

Total sales	$467.1	$427.5	9.3%	$1,895.3	$1,622.3	16.8%

Operating profit (loss) and other segment income:
Electronics and Communications	$49.7	$38.7	28.4%	$183.0	$143.2	27.8%
Engineered Systems	7.6	7.1	7.0%	35.0	26.2	33.6%
Aerospace Engines and Components	(2.8)	3.0	* %	8.3	19.2	(56.8)%
Energy and Power Systems	3.0	3.0	—%	10.2	6.3	61.9%

Segment operating profit and other segment income	57.5	$51.8	11.0%	236.5	$194.9	21.3%
Corporate expense	(6.0)	(10.0)	(40.0)%	(29.6)	(32.6)	(9.2)%
Other income, net	0.2	1.5	(86.7)%	0.6	2.9	(79.3)%
Minority interest	(0.4)	(0.9)	(55.6)%	(2.3)	(3.4)	(32.4)%
Interest expense, net	(2.9)	(2.4)	20.8%	(10.9)	(12.5)	(12.8)%

Income before income taxes	48.4	40.0	21.0%	194.3	149.3	30.1%
Provision for income taxes (a)	17.6	13.4	31.3%	72.1	50.8	41.9%

Net income	$30.8	$26.6	15.8%	$122.2	$98.5	24.1%

(a)	Fiscal year 2008 includes income tax credits of $2.5 million of which $1.2 million was recorded in the fourth quarter of 2008. Fiscal year 2008 also reflects the reversal of $0.8 million in income tax contingency reserves which were determined to be no longer needed due to the expiration of applicable statutes of limitations. Fiscal year 2007 includes income tax credits of $4.4 million of which $0.4 million was recorded in the fourth quarter of 2007. Fiscal year 2007 also reflects the reversal of $1.1 million in income tax contingency reserves which were determined to be no longer needed due to the completion of state tax audits and the expiration of applicable statutes of limitations, of which $0.1 million was recorded in the fourth quarter of 2007.

*	not meaningful

TELEDYNE TECHNOLOGIES INCORPORATED
CONSOLIDATED CONDENSED BALANCE SHEETS AS OF
DECEMBER 28, 2008 AND DECEMBER 30, 2007
(Current period unaudited – In millions)

	December 28,	December 30,
	2008	2007
ASSETS
Cash and cash equivalents	$20.4	$13.4
Accounts receivables, net	283.7	241.1
Inventories, net	208.4	174.6
Deferred income taxes, net	35.5	34.5
Prepaid expenses and other current assets	41.9	13.1

Total current assets	589.9	476.7
Property, plant and equipment, net	202.6	177.2
Deferred income taxes, net	90.5	56.9
Goodwill and acquired intangible assets, net	618.6	413.3
Other assets, net	30.1	35.3

Total Assets	$1,531.7	$1,159.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$109.7	$105.1
Accrued liabilities	186.6	157.1
Current portion of long-term debt and capital lease	1.1	0.8

Total current liabilities	297.4	263.0
Long-term debt and capital lease obligations	332.1	142.4
Other long-term liabilities	362.1	223.8

Total Liabilities	991.6	629.2
Total Stockholders’ Equity	540.1	530.2

Total Liabilities and Stockholders’ Equity	$1,531.7	$1,159.4